Exhibit 26



Intel Capital Corporation
2200 Mission College Blvd.
Santa Clara, CA 95052

INTEL [LOGO]
June 11, 2003


BY POST & BY FAX (65-230 8777)

Pacific Century Regional Developments Limited                       CONFIDENTIAL
6 Battery Road                                                      ------------
#38-02, Singapore 049909
Singapore

Attention: Company Secretary


Dear Sirs,

US$100,000,000 Secured Redeemable Exchangeable Bonds Due 2006-07 ("Bonds")

We refer to your recent request for a waiver of certain potential breaches of the terms and conditions of the Bonds as constituted by a deed poll dated 15th January 2002 as amended by a supplemental deed poll dated 28 October, 2002 (the "Deed Poll") entered into by Pacific Century Regional Developments Limited ("PCRD") and of the subscription agreement dated 14th January 2002 (the "Subscription Agreement") entered into between Intel Capital Corporation ("Intel") and The Development Bank of Singapore Limited (as arranger) pursuant to which Intel subscribed for the Bonds. Words and phrases defined in the Deed Poll shall, unless the context otherwise requires, have the same meaning when used in this letter.

In this connection, Intel in consideration of the warranties and undertakings of PCRD hereunder, hereby confirms its conditional consent and agreement that, subject to and conditional upon satisfactory and timely implementation of the amendments to the documentation relating to the Bonds in accordance with the Schedule (the "Amendments"):

1. the existing provisions under Clause 4.1(f) of the Subscription Agreement, Conditions 12(l) and 12(m) of the Deed Poll (together, "Relevant Terms") shall be amended as provided in the Amendments;

2. to the extent that the facts and circumstances giving rise to the proposed change in PCRD's current practice of consolidating the financial results of PCCW Limited. ("PCCW") into the accounts of PCRD have been fairly, accurately and fully described in the draft PCRD Stock Exchange announcement dated May 28, 2003 ("Draft Announcement"), a copy of which is appended to this letter:

       (a) neither such facts or circumstances nor any resulting "deconsolidation" described in the Draft Announcement will be deemed to trigger a breach or an Event of Default under the Relevant Terms; and

       (b) Intel will not serve a Notice of Acceleration on the basis of such facts, circumstances or "deconsolidation" pursuant to any of the Relevant Terms.

June 11, 2003                                                 INTEL CONFIDENTIAL
Page  of 2


3. Intel will execute supplemental or amendment agreements to the Subscription Agreement and Security Agreement and other documentation relating to the Bonds to the extent necessary, in Intel's reasonable opinion, to give effect to the Amendments.

By countersigning this letter, PCRD hereby warrants and undertakes to Intel that:

(i) it has fairly, accurately and fully disclosed to Intel in writing the facts and circumstances giving rise to the proposed change in PCRD's current practice of consolidating the financial results of PCCW Limited;

(ii) it will use its best efforts to procure all necessary regulatory and shareholders' consents and approvals (if any) for implementing and effecting the Amendments.


Sincerely,



INTEL CAPITAL CORPORATION





By:
    ---------------------

Name:
      -------------------

Title:
       ------------------


Agreed and accepted by:

PACIFIC CENTURY REGIONAL
  DEVELOPMENTS LIMITED


By:
    ---------------------

Name:
      -------------------

Title:
       ------------------

                                    Schedule


PCRD and Intel will work in good faith to enter into legal documentation within 10 days from the date of this letter to implement to the following Amendments:-


1.     The Relevant Terms shall be amended as follows:-

       (a) Clause 4.1(f) of the Subscription Agreement shall be replaced in its entirety by the following:-

              "from the date hereof and for so long as any of the Bonds are still outstanding, the Issuer shall not, and will procure that PCCW and other members of the Group shall not, without the prior written consent of the Subscriber (which consent shall not be unreasonably delayed or withheld) offer, sell, issue or otherwise dispose of any shares or other securities or interests in shares or other securities, or agree to do any of the aforesaid, such that immediately following such disposal or other action, (i) the direct and indirect shareholdings of the Issuer and Richard Li Tzar Kai in PCCW shall fall below an aggregate of 28% of the issued share capital of PCCW, or (ii) the direct and indirect shareholdings of the Issuer in PCCW shall fall below 25% of the issued share capital of PCCW, in each case, other than as a result of the exercise of conversion rights under the following convertible bonds issued by PCCW or its subsidiaries:
              US$54,377,474.95 5% Mandatory Convertible Note due 2005 issued by PCCW Limited on 28 June 2002 to Telstra Corporation Limited, amended and restated with effect from 25 April 2003; US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by PCCW Capital No. 2 Limited on 29 January 2002 and guaranteed by PCCW Limited and PCCW-HKT Telephone Limited; and US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited on 5 December 2000 and guaranteed by PCCW Limited, the exercise of exchange or redemption rights under, or the transfer or disposal of interests in Shares pursuant to the terms and conditions of, the Bonds or the exchangeable bonds issued by PCRD on 7th December 2001 to the AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited and AIG Asian Opportunity Fund, L.P., the exercise of options granted to Avram Miller pursuant to the terms and conditions of a consulting agreement dated 17 August 1999, the exercise of all existing and future employee share options granted by PCCW from time to time and shares issued under any employee share award scheme of PCCW from time to time; or (iii) PCCW ceases to control any Principal Subsidiary (as such term is defined in the Bonds)."

       (b) Condition 12(l) of the Deed Poll shall be replaced in its entirety by the following:-

              "other than as a result of the exercise of conversion rights under the following convertible bonds issued by PCCW or its subsidiaries: US$54,377,474.95 5% Mandatory Convertible Note due 2005 issued by PCCW Limited on 28 June 2002 to Telstra Corporation Limited, amended and restated with effect from 25 April 2003; US$450,000,000 1% Guaranteed Convertible Bonds due 2007 issued by PCCW Capital No. 2 Limited on 29 January 2002 and guaranteed by PCCW Limited and

                                    SCH - 1

              PCCW-HKT Telephone Limited; and US$1,100,000,000 3.5% Guaranteed Convertible Bonds due 2005 issued by PCCW Capital Limited on 5 December 2000 and guaranteed by PCCW Limited, the exercise of exchange or redemption rights under, or the transfer or disposal of interests in Shares pursuant to the terms and conditions of, the Bonds or the exchangeable bonds issued by PCRD on 7th December 2001 to the AIG Asian Infrastructure Fund II L.P., American International Assurance Company (Bermuda) Limited and AIG Asian Opportunity Fund, L.P., the exercise of options granted to Avram Miller pursuant to the terms and conditions of a consulting agreement dated 17 August 1999, the exercise of all existing and future employee share options granted by PCCW from time to time and shares issued under any employee share award scheme of PCCW from time to time, (i) the direct and indirect shareholdings of the Issuer and Richard Li Tzar Kai in PCCW falls below an aggregate of 28% of the issued share capital of PCCW; or
              (ii) the direct and indirect shareholdings of the Issuer in PCCW fall below 25% of the issued share capital of PCCW; or (iii) the Issuer and Richard Li Tzar Kai together sell, transfer, or otherwise dispose of any interests in or over more than 5% in aggregate of the issued share capital of PCCW at any time after 11 June 2003; or"

       (c) The words "the Issuer or" in Condition 12(m) of the Deed Poll shall be deleted so that it reads as follows:-

              "PCCW ceases to Control any Principal Subsidiary; or"

       (d) Paragraph (a)of the definition of "Principal Subsidiary" in Condition 12 of the Deed Poll shall be deleted in its entirety and substituted with the following:-

              "(a)   any Subsidiary of the Issuer or PCCW:

                     (i) whose profits, or (in the case of a Subsidiary which has Subsidiaries) consolidated profits, before taxation and extraordinary items as shown by its latest audited profit and loss account exceed 25 per cent. of the consolidated profits before taxation and extraordinary items of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries) as shown by the latest published audited consolidated profit and loss account of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries); or

                     (ii) whose total assets or (in the case of a Subsidiary which has Subsidiaries) total consolidated assets as shown by its latest audited balance sheet are at least 25 per cent. of the total consolidated assets of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries) as shown by the then latest published audited consolidated balance sheet of the Issuer and its Subsidiaries (or, as the case may be, PCCW and its Subsidiaries); or

                     (iii) to which is transferred the whole or substantially the whole of the assets and undertaking of a Subsidiary of the Issuer


                                      SCH - 2
                            which immediately prior to such transfer is a Principal Subsidiary, provided that, in such a case, the Subsidiary so transferring its assets and undertaking shall thereupon cease to be a Principal Subsidiary; and"


2. The Security Agreement shall be amended such that the valuation date upon which PCRD is to procure that the Aggregate Security Value is not less than the Required Security Value (each as defined in the Security Agreement) under the Security Agreement and the Share Charge Agreement shall occur on a bi-weekly and not monthly basis by replacing the definition of "Valuation Date" in Clause 1.2 of the Security Agreement in its entirety by the following:-

       "Valuation Date means each of the 15th day (or if such day is not a Business Day, the Business Day immediately thereafter) and the last Business Day of each calendar month respectively."











                                    SCH - 3

[DRAFT DATED 28 MAY 2003 - SUBJECT TO CONFIRMATION OF THE BOARD OF PCRD]


                                    APPENDIX

                 PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED
                  (Incorporated in the Republic of Singapore)

DECONSOLIDATION OF PCCW LIMITED ("PCCW") AS A SUBSIDIARY

In accordance with the decision of the Board of Directors of Pacific Century Regional Developments Limited (the "Company" or "PCRD") made on [o] 2003, the Company will cease to consolidate PCCW as a subsidiary with effect from 1 January 2003. Therefore, PCCW's financial results with effect from 1 January 2003 will be equity accounting in the Company's financial results, in proportion to the Company's percentage shareholding in PCCW. As at [o] 2003, the Company has a [32.8] per cent. stake, comprising of [o] shares of HK$[o] each, in PCCW.

Rationale for the Deconsolidation

The Company had previously taken the view, notwithstanding the fact that the Company held less than 50 per cent. of PCCW's issued share capital, that PCCW was a subsidiary of the Company since the Company continued to control a majority of the Board of Directors of PCCW and maintained effective control over PCCW's affairs as it is the single largest shareholder of PCCW. This view was taken and maintained by the Company for its accounting purposes. Although the Company continues to be the single largest and controlling shareholder, the Company has now taken the view [Note: No view has been taken at this stage. Subject to further discussion with the auditors of PCRD and confirmation of the board of directors of PCRD] that it can no longer be said to exercise control over a majority of PCCW's Board of Directors for the following reasons:

(1)    Recent amendments to PCCW's Articles of Association

       On [o] January 2003, the Articles of Association of PCCW were amended such that one-third of the directors of PCCW are now required to retire every year. As a result, directors appointed by the Company as its representatives on the board of PCCW may be required to retire in any given year and any remaining directors appointed by the Company may be in the minority; and

(2)    Formation of a Nominating Committee

       With the formation of a Nominating Committee on 9 May 2003, and with the majority of its members being the independent directors of PCCW, the appointment of any director to the board of PCCW and his performance on the board of PCCW is subject to the Nominating Committee's review.

In light of these recent developments in the management and corporate governance of PCCW, the Company has taken the view [Note: No view has been taken at this stage. Subject to further discussion with the auditors of PCRD and confirmation of the board of directors of PCRD] that it can no longer be said that the Company exercises control of the board of PCCW and, in turn, PCCW's affairs.

Pro Forma Deconsolidated Results

As the pro forma deconsolidated results of the Company for the financial years ended [31 December] 2001 and [31 December] 2002 are currently being prepared by the Company's auditors and will be released in due course, the Company has applied to and obtained from the Singapore Exchange

Securities Trading Limited an extension of time in respect of the release of its financial results for the first quarter ended 31 March 2003.

In the meantime, the Company advises that shareholders exercise caution when dealing with PCRD shares and should not take any action which may be prejudicial to their interests.


BY ORDER OF THE BOARD



[o]
Company Secretary
Singapore, [o] 2003


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